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                                                                     EXHIBIT 2.3




                 AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER


         This Amendment No. 2 to Agreement and Plan of Merger (this "Amendment") is entered into as of December 27, 2000, by and among POWERBRIEF, Inc., a Delaware corporation (the "Company") and INTEGRATED ORTHOPAEDICS, INC., a Texas corporation ("IOI").

         WHEREAS, the Company and IOI have entered into that certain Agreement and Plan of Merger, dated as of September 15, 2000, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger dated as of November 20, 2000 between the Company and IOI (as amended, the "Merger Agreement");

         WHEREAS, the parties hereto desire to amend further the Merger Agreement as hereinafter set forth;

         WHEREAS, the boards of directors of the Company and IOI have approved this Amendment;

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Definitions. The capitalized terms used, but not defined in, this Amendment are defined in the Merger Agreement.

         2. Amendments to Section 2.1(a)(ii) - Conversion of Shares. The penultimate sentence of the first paragraph of Section 2.1(a)(ii) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

         "Such Series A Warrants will have an exercise price equal to 1.25 times the lesser of (i) $0.2963 and (ii) the lowest average closing price of the IOI Common Stock over any consecutive 20 calendar days during the 90 calendar days after the Closing, provided that if the amount in clause (ii) cannot be determined by a publication by the AMEX or the National Quotations Bureau LLP, the lowest average closing price for such period shall be determined in good faith by the Board of Directors."

         3. Amendments to Section 2.2(a)(i) - Stock Options and Warrants. The last sentence of the paragraph of Section 2.2(a)(i) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:


         "Any holder of an Assumed Stock Option who would otherwise have been entitled to receive a fraction of a share of IOI Common Stock (after taking into account all Assumed Stock Options exercised by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such




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         fractional part of a share of IOI Common Stock multiplied by (ii) (A)
         the average of the daily high and low sales prices, regular way, of one share of IOI Common Stock (rounded to the nearest ten thousandth) on the American Stock Exchange ("AMEX")(as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source), or, in the event that IOI Common Stock is not listed on the AMEX, the daily average of the highest bid and lowest asked prices in the domestic over-the counter market as reported by the National Quotations Bureau LLP, or any similar successor organization, in each case during the ten consecutive trading day period ending on the second trading day prior to the Closing Date, or
         (B) in the event that the price under the forgoing clause (A) cannot be determined, the market value of one share of IOI Common Stock immediately prior to the Closing Date as determined in good faith by the Board of Directors of IOI."

         4. Amendments to Section 2.2(b)(i) - Stock Options and Warrants. The last sentence of the paragraph of Section 2.2(b)(i) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:


         "Any holder of an Assumed Company Warrant who would otherwise have been entitled to receive a fraction of a share of IOI Common Stock (after taking into account all Assumed Company Warrants exercised by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of IOI Common Stock multiplied by (ii) (A) the average of the daily high and low sales prices, regular way, of one share of IOI Common Stock (rounded to the nearest ten thousandth) on the AMEX (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source), or, in the event that IOI Common Stock is not listed on the AMEX, the daily average of the highest bid and lowest asked prices in the domestic over-the counter market as reported by the National Quotations Bureau LLP, or any similar successor organization, in each case during the ten consecutive trading day period ending on the second trading day prior to the Closing Date, or (B) in the event that the price under the forgoing clause (A) cannot be determined, the market value of one share of IOI Common Stock immediately prior to the Closing Date as determined in good faith by the Board of Directors of IOI."

         5. Amendments to Section 2.7(b) - No Fractional Shares of IOI Common Stock. The first sentence of Section 2.7(b) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

         "Notwithstanding any other provision of this Agreement, each holder of Common Shares and Preferred Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of IOI Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of IOI Common Stock multiplied by (ii) (A) the


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         average of the daily high and low sales prices, regular way, of one share of IOI Common Stock (rounded to the nearest ten thousandth) on the AMEX (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source), or, in the event that IOI Common Stock is not listed on the AMEX, the daily average of the highest bid and lowest asked prices in the domestic over-the counter market as reported by the National Quotations Bureau LLP, or any similar successor organization, in each case during the ten consecutive trading day period ending on the second trading day prior to the Closing Date, or (B) in the event that the price under the forgoing clause (A) cannot be determined, the market value of one share of IOI Common Stock immediately prior to the Closing Date as determined in good faith by the Board of Directors of IOI."

         6. Amendment to Exhibit F - Restated Articles of Incorporation. Exhibit F to the Merger Agreement is hereby deleted in its entirety and replaced with a new Exhibit F attached to this Amendment as Annex I.

         7. Merger Agreement in Effect. Except as herein amended, the Merger Agreement shall remain valid and subsisting in accordance with its terms. In the event of any conflict or inconsistency between this Amendment and the Merger Agreement, the provisions of this Amendment shall govern and control.

         8. Governing Laws. This Amendment shall be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to the choice of Law principals thereof.

         9. Description Headings. The description headings herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Amendment.

         10. Severability. The provisions of this Amendment shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Amendment, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Amendment and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on its behalf as of the day and year first above written.

                                    POWERBRIEF, INC.:

                                    By:     /s/  ERNEST D. RAPP
                                        ---------------------------------------
                                          Name:  Ernest D. Rapp
                                          Title: CEO




                                    INTEGRATED ORTHOPAEDICS, INC.:

                                    By:     /s/  LAURIE H. GUTIERREZ
                                        ---------------------------------------
                                          Name:  Laurie H. Gutierrez
                                          Title: CFO





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                                     ANNEX I

                          EXHIBIT F TO MERGER AGREEMENT

                                 [SEE ATTACHED]